Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Green Dot Corporation to which this consent is attached of our report dated July 25, 2014, with respect to the consolidated financial statements of SBBT Holdings, LLC and Subsidiary as of June 30, 2014 and 2013, and for each of the years in the three-year period ended June 30, 2014, included in the Form 8-K/A of Green Dot Corporation filed on December 12, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Lavine, Lofgren, Morris & Engelberg, LLP

La Jolla, California
December 12, 2014